SA FUNDS – INVESTMENT TRUST

FORM OF AMENDMENT TO THE
FEE WAIVER AND EXPENSE REIMBURSEMENT LETTER AGREEMENT

WHEREAS, the SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”) and LWI Financial Inc., a Delaware corporation (the “Adviser”), entered into an Amended and restated Fee Waiver and Expense Reimbursement Letter Agreement (the “Agreement”) as of June 9, 2015, as amended; and

WHEREAS, the Trust and the Adviser mutually desire to amend Schedule A of the Agreement to expressly contemplate each Fund having a second class of Shares to which the Agreement will also apply as specified in amended Schedule A;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, mutually agree that the following amended Schedule A of the Agreement is granted full force and effect as of July 1, 2017:

Schedule A

Investor Class

Fund	Fee Cap
for Investor Class Shares

Percentage of the average daily net assets
SA Global Fixed Income Fund	0.80%
SA US Fixed Income Fund	0.65%
SA US Core Market Fund	1.00%
SA US Value Fund	1.05%
SA US Small Company Fund	1.20%
SA International Value Fund	1.20%
SA International Small Company Fund	1.10%
SA Real Estate Securities Fund	1.00%
SA Emerging Markets Value Fund	1.40%

Select Class

The Fee Cap for Select Class Shares of each Fund listed in the table above is 0.20% lower than the respective Fee Cap for the Investor Class Shares of each Fund listed in the table above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed by their duly authorized officers as of __________________________________.

SA Funds – Investment Trust	LWI Financial Inc.

By:	By:
Name:	Name:
Title:	Title: